Exhibit 99.1

NEWS RELEASE
FOR IMMEDIATE RELEASE
P.O. Box 2 Oak Ridge, NC 27310
For More Information Contact: Ron Black, President & CEO 336-644-9944

Oak Ridge Financial Services Announces Second Quarter Earnings

Oak Ridge, North Carolina, August 18, 2007 – Oak Ridge Financial Services, Inc. (NASDAQ CM: BKOR), the holding company for Bank of Oak Ridge, today reported diluted earnings per share of 7 cents for the second quarter of 2007, compared with a diluted earnings per share of 18 cents for the same period of 2006. Earnings were negatively impacted by a trading loss of $235,000 as a result of a securities portfolio restructuring in the second quarter.

Bank of Oak Ridge President, Ron Black, in commenting on the results, noted, “We are very pleased with results in the second quarter of 2007. Excluding the loss on the sale of most of our investment portfolio in the second quarter, our noninterest income for the quarter increased $172,000 or 35 percent over the same quarter in 2006. We also had 12 and 9 percent increases in loans and deposits from December 31, 2006 to June 30, 2007, respectively. Additionally, our asset quality trends continue to be exemplary, with no exposure to subprime mortgages, with a minimal level of nonperforming assets as of June 30, 2007. My thanks to all the great efforts of the employees and our Board of Directors in helping us to achieve these results.”

Comparison of Financial Condition at June 30, 2007 and December 31, 2006

The Company’s assets increased from $229.7 million to $229.4 million, up $22.6 million, or 11 percent, from December 31, 2006 to June 30, 2007. The majority of the increase in assets was due to increases in net loans, federal funds sold, trading assets, and cash and due from banks; offset by decreases in securities available-for-sale and held-to-maturity securities.

Loans

Gross loans receivable totaled $179.1 million at the end of the 2007 second quarter, up $19.7 million, or 12 percent, from $159.4 million at December 31, 2006. Most of the growth in loans receivable came from increases of $15.8 million, $12.0 million, and $1.2 million in construction and land development, commercial and industrial loans, and loans secured by second liens on 1-4 family residential properties, respectively, offset by a decline of $9.2 million in nonfarm nonresidential loans. The remaining increases and decreases in different loan categories were not significant. The large increases in construction and development and commercial and industrial loans are due to the Bank’s continued expansion into the Greensboro market, which has presented more of these loan opportunities for our commercial lenders. The increase in loans secured by second liens on 1-4 family residential properties is due to a fixed rate loan promotion on these types of loans during the period. The decrease in nonfarm nonresidential loans are due to payoffs during the year on some of these loans.

Federal funds sold

Federal funds totaled $13.2 million at the end of the 2007 second quarter, up $6.4 million, or 94 percent, from $6.8 million at December 31, 2006. The primary reason for the large increase between the two periods was the issuance of $8.3 million in notes payable to subsidiary grantor trust near the end of the second quarter. The Bank’s intent is to use the excess liquidity at June 30, 2007 to fund loan growth during the second half of 2007.

Investments

Securities available-for-sale totaled $18.0 million at the end of the 2007 second quarter, down $5.4 million, or 23 percent, from $23.4 million at December 31, 2006. As discussed in note 5, the Company did adopt SFAS No. 159 as of January 1, 2007. Upon adoption of SFAS No. 159, the Bank selected the fair value option for its entire available-for-sale and held-to-maturity securities portfolio consisting of government sponsored enterprise and mortgage-backed securities with a fair market value on January 1, 2007 of $25.0 million. As a result of the above election, the Bank’s entire securities portfolio was reclassified from available-for-sale and held-to-maturity categories to the trading category. The initial adoption of SFAS No. 159 had a minimal negative impact on total stockholders’ equity of $48,000 due to the reclassification of the Bank’s held-to-maturity category to the trading category, and the cumulative-effect adjustment of $393,000, representing the unrealized loss on the Bank’s entire securities portfolio (net of tax), was reclassified from accumulated other comprehensive loss as a reduction of Retained Earnings, on January 1, 2007. In June of 2007, the Company sold its entire trading portfolio and purchased new investment securities with the objective of improving its asset liability position and the yield on the new portfolio as well as reducing the number of investment securities.

Deposits

Deposits totaled $187.8 million at the end of the 2007 second quarter, up $15.5 million, or 9 percent, from $172.3 million at December 31, 2006. The increase in deposits assisted in funding the Company’s loan growth. The Company experienced strong growth in both noninterest bearing and interest-bearing deposits. Noninterest bearing deposits totaled $19.2 million at the end of the 2007 second quarter, up $5.5 million, or 40 percent, from $13.7 million at December 31, 2006, and interest bearing deposits totaled $168.6 million at the end of the 2007 second quarter, up $10.1 million, or 6 percent, from $158.5 million at December 31, 2006. Most of the increases in noninterest bearing deposits during the six months ended June 30, 2007 were from new accounts from Triad businesses.

Borrowings

Borrowings, which consist of Federal Home Loan Bank advances and notes payable to subsidiary grantor trust, totaled $24.3 million at the end of the 2007 second quarter, up $6.8 million, or 39 percent, from $17.5 million at December 31, 2006. The primary reason for the net increase was the payoff of $1.6 million of FHLB advances and the addition of $8.3 million in junior subordinated notes relating to trust preferred securities.

Stockholders’ Equity

Stockholders’ equity totaled $16.7 million at the end of the 2007 second quarter, up $200,000, or 1 percent, from $16.5 million at December 31, 2006. Part of the increase resulted from net income of $308,000, with most of the remaining increase due to the early adoption of SFAS No. 159. The early adoption had a negative impact on total stockholders’ equity of $48,000 due to the reclassification of the Company’s securities from the held-to-maturity category to the trading category. Additionally, the cumulative-effect adjustment of $393,000, representing the unrealized loss on the Company’s held-to-maturity and available-for-sale securities portfolio (net of tax), was reclassified from accumulated other comprehensive loss as a reduction of retained earnings, on January 1, 2007, also as a result of the adoption of SFAS No. 159.

Nonperforming Assets

Nonaccrual and accruing loans greater than 90 days past due totaled $131,000 at June 30, 2007, down $222,000, or 63 percent, from $353,000 at December 31, 2006. All but $9,000 of the total outstanding balance of nonaccrual and accruing loans greater than 90 days are two loans to one borrower secured by a 1-4 family residence. No significant loss is expected on the disposition of these loans. Therefore, management believes that the loan loss reserves allocated to these loans are adequate to cover any anticipated losses. Nonperforming loans to total loans were 0.10 percent and 0.22 percent at June 30, 2007 and December 31, 2006, respectively.

Operating Results for the six months ended June 30, 2007 and 2006

Net Income.

The Company recorded net income of $308,000 and $670,000 for the six months ended June 30, 2007 and 2006, respectively. The primary factors that contributed to the decline in net income between the two periods was a $146,000 trading loss in 2007, and increases of $763,000 and $141,000 in noninterest expense and income tax expense, respectively. These were offset by increases in the net interest margin and noninterest income (not including the $146,000 trading loss noted above) of $483,000 and $149,000, respectively.

Net Interest Income

The Company’s net interest income in the first six months of 2007 was $3.6 million, up $483,000, or 15 percent, from $3.1 million in the second quarter of 2006. The net interest margin in the second quarter of 2007 was 3.71 percent, compared with 3.83 percent for the same period in 2006. The 12 basis point decrease in the net interest margin in the second quarter of 2007 over the same period in 2006 is primarily a result of a 57 basis point increase in earning asset yields, offset by a 70 basis point increase in funding costs. Average interest-earning assets and average interest-bearing liabilities each increased $31.8 million from June 30, 2006 to June 30, 2007.

Provision for Loan Losses

The provision for loan losses decreased to $163,000 for the six months ended June 30, 2007 compared to $219,000 for the same period in the prior year. Provisions for loan losses are charged to income to bring the allowance for loan losses to a level we deem appropriate. In evaluating the allowance for loan losses, we consider factors that include growth and composition of the loan portfolio, historical loan loss experience, individual loans that may have estimated losses, and other relevant factors. The primary reason for the decreased provision from 2006 to 2007 was a decrease in the allowance for loan losses from 1.17 percent to 1.04 percent of loans from June 30, 2006 to June 30, 2007, respectively. The decrease in the allowance for loan losses to total loans was based on our assessment of the strong credit quality of the Company’s current loan portfolio as well as a low level of charge offs in the last three fiscal years. The allowance for loan losses to total loans was 1.04, 1.07 and 1.17 percent at June 30, 2007, December 31, 2006 and June 30, 2006, respectively.

Noninterest Income

Noninterest income totaled $1,012,000 for the first six months of 2007, up $3,000 from $1,009,000 for the same period in 2006. The Company experienced increases in service charges on deposit accounts, mortgage loan origination fees, fee income from accounts receivable financing, and other service charges and fees of $78,000, $76,000, $44,000, and $34,000, respectively. These increases were largely due to the Company’s expansion into Greensboro through its two banking offices opened in 2005 and 2006. These increases were offset by decreases in investment and insurance commissions and trading income of $84,000 and $146,000, respectively. The decline in investment and insurance commissions was largely the result of a decrease in production in the early part of 2007 as a result of the Company’s conversion to a new broker dealer. The decline in trading income was caused by two items, both of which are nonrecurring. First, the trading portfolio experienced a market value increase during the first six months of 2007 of $19,000. Second, the Company disposed of substantially all its trading portfolio near the end of the second quarter, which resulted in a $165,000 loss. The Company believes that the new investment portfolio that was purchased will improve its asset liability position and will have a higher yield than the portfolio it replaced.

Noninterest Expense

Noninterest expense totaled $4.0 million for the first six months of 2007, up $763,000, or 23 percent, from $3.3 million for the same period in 2006. Salaries and employee benefits increased $467,000, or 26 percent, to $2.3 million in the first six months of 2007 compared to the same period in 2006, due to a higher number of Company employees required to support the Company’s growth as well as the 6.5 hours per week increase in operating hours that occurred in October of 2006 in conjunction with the introduction of the Company’s “Open Early, Open Late” and “6-Day Branch Banking at all Locations” strategies. Additionally, the Company opened its fourth banking office in June of 2006. The employees associated with this location also contributed to the increase in salaries and employee benefits from 2006 to 2007. Other expense increased $223,000, or 88 percent, to $474,000 compared to the same period in 2006, largely due to an increases in director fees, postage, insurance expense, dues and memberships, employee education, and debit card and check losses. Stationary and supplies expense increased $24,000, or 29 percent, to $108,000 compared to 2006 due to the Company’s continued growth in locations and number of deposit and loan accounts, as well as mailings and new brochures associated with the Company’s conversion to a new broker dealer for its investment services area in the first quarter of 2007. Telecommunications expense increased $37,000, or 51 percent, to $109,000 compared to 2006, largely due to the Company’s continuing investment in increased bandwidth to make employees more efficient and productive. Monetary increases and decreases in the remaining noninterest expense categories were not significant.

Income Tax Expense

Income tax expense totaled $141,000 for the first six months of 2007. No expense was recorded in the same period 2006 as the Company was not yet recognizing book income tax expense.

Operating Results for the three months ended June 30, 2007 and 2006

Net Income.

The Company recorded net income of $136,000 and $343,000 for the three months ended June 30, 2007 and 2006, respectively.

Net Interest Income

The Company’s net interest income in the second quarter of 2007 was $1.9 million, up $228,000, or 14 percent, from $1.6 million in the second quarter of 2006. The net interest margin in the second quarter of 2007 was 3.71 percent, compared with 3.94 percent for the same period in 2006. The 23 basis point decrease in the net interest margin in the second quarter of 2007 over the same period in 2006 is primarily a result of a 39 basis point increase in earning asset yields, offset by a 60 basis point increase in funding costs. Average interest-earning assets increased $34.7 million, and average interest-bearing liabilities increased $34.8 million from the second quarter of 2006 to the same period in 2007.

Provision for Loan Losses

The provision for loan losses decreased to $77,000 for the three months ended June 30, 2007 compared to $103,000 for the same period in the prior year. Provisions for loan losses are charged to income to bring the allowance for loan losses to a level we deem appropriate. In evaluating the allowance for loan losses, we consider factors that include growth and composition of the loan portfolio, historical loan loss experience, individual loans that may have estimated losses, and other relevant factors. The primary reason for the decreased provision from 2006 to 2007 was a decrease in the allowance for loan losses from 1.17 percent to 1.04 percent of loans from June 30, 2006 to June 30, 2007, respectively. The decrease in the allowance for loan losses to total loans was based on our assessment of the strong credit quality of the Company’s current loan portfolio as well as a low level of charge offs in the last three fiscal years. The allowance for loan losses to total loans was 1.04, 1.07 and 1.17 percent at June 30, 2007, December 31, 2006 and June 30, 2006, respectively.

Noninterest Income

Noninterest income totaled $433,000 for the 2007 second quarter, down $63,000, or 13 percent, from $496,000 for the 2006 second quarter. Increases in service charges on deposit accounts, mortgage loan origination fees, investment and insurance commissions, fee income from accounts receivable financing, and other service charges and fees of $58,000, $42,000, $8,000, $49,000, and $15,000, respectively, were offset by a $235,000 decline in trading income during the quarter. The decline in trading income was caused by two items, both of which are nonrecurring. First, the trading portfolio experienced a market value decline during the second quarter of $70,000. Second, the Company disposed of substantially all its trading portfolio near the end of the second quarter, which resulted in a $165,000 loss. The Company believes that the new investment portfolio that was purchased will improve its asset liability position and will have a higher yield than the portfolio it replaced.

Noninterest Expense

Noninterest expense totaled $2.0 million for the 2007 second quarter, up $340,000, or 20 percent, from $1.7 million for the 2006 second quarter. Salaries and employee benefits increased $244,000, or 27 percent, to $1.2 million compared to the second quarter of 2006, due to a higher number of bank employees required to support the Company’s growth as well as the 6.5 hours per week increase in operating hours that occurred in October of 2006 in conjunction with the introduction of the Company’s “Open Early, Open Late” and “6-Day Branch Banking at all Locations” strategies. Additionally, the Company opened its fourth banking office in June of 2006. The employees associated with this location also contributed to the increase in salaries and employee benefits from 2006 to 2007. Other expense increased $60,000, or 40 percent, to $211,000 compared to the second quarter of 2006, largely due to an increase of $34,000 in the expense of servicing the Company’s accounts receivable financing program, as well as increases in debit card and check losses, employee education and dues and subscriptions. Stationary and supplies expense increased $19,000, or 42 percent, to $64,000 compared to the second quarter of 2006 due to the Company’s continued growth in locations and number of deposit and loan accounts. Telecommunications expense increased $8,000, or 21 percent, to $47,000 compared to the second quarter of 2006, largely due to the Company’s continuing investment in increased bandwidth to make employees more efficient and productive. Monetary increases and decreases in the remaining noninterest expense categories were not significant.

Income Tax Expense

Income tax expense totaled $59,000 for the 2007 second quarter. No expense was recorded in the same quarter in 2006 as the Company was not yet recognizing book income tax expense.

About Oak Ridge Financial Services, Inc.

Oak Ridge Financial Services, Inc. is the holding company for Bank of Oak Ridge. Bank of Oak Ridge, headquartered in Oak Ridge, NC, is a community Bank with four locations in Oak Ridge, Summerfield, and Greensboro. The Bank offers a complete line of banking and investment services, including savings and checking accounts, mortgage and business loans, extended weekday and Saturday branch banking hours, same-day deposits, cash management services, business and personal internet banking with balance alerts and reminders, internet bill payment, and accounts designed specifically for seniors, small businesses and civic organizations. For more information, contact Bank of Oak Ridge at 336-644-9944, or visit www.bankofoakridge.com.

Forward-looking Information

This form contains certain forward-looking statements with respect to the financial condition, results of operations and business of the Bank. These forward-looking statements involve risks and uncertainties and are based on the beliefs and assumptions of management of the Bank and on the information available to management at the time that these disclosures were prepared. These statements can be identified by the use of words like “expect,” “anticipate,” “estimate,” and “believe,” variations of these words and other similar expressions. Readers should not place undue reliance on forward-looking statements as a number of important factors could cause actual results to differ materially from those in the forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, (1) competition in the Bank’s markets, (2) changes in the interest rate environment, (3) general national, regional or local economic conditions may be less favorable than expected, resulting in, among other things, a deterioration in credit quality and the possible impairment of collectibility of loans, (4) legislative or regulatory changes, including changes in accounting standards, (5) significant changes in the federal and state legal and regulatory environment and tax laws, (6) the impact of changes in monetary and fiscal policies, laws, rules and regulations and (7) other risks and factors identified in the Bank’s other filings with the Federal Deposit Insurance Corporation. The Bank undertakes no obligation to update any forward-looking statements.

Oak Ridge Financial Services, Inc.

Financial Highlights (dollars in thousands, except share and per share data)

	Three months ended June 30,			Six months ended June 30,
	2007	2006	Change	2007	2006	Change
Income Statement Data:
Total interest income	$3,907	$3,068	27.3%	$7,622	$5,925	28.6%
Total interest expense	2,048	1,437	42.5	3,988	2,774	43.8

Net interest income	1,859	1,631	14.0	3,634	3,151	15.3
Provision for loan losses	77	103	(25.2)	163	219	(25.6)
Noninterest income	433	496	(12.7)	1,012	1,009	0.3
Noninterest expense	2,020	1,681	20.2	4,034	3,271	23.3
Provision for income taxes	59	—	n/a	141	—	n/a

Net income	$136	$343	(60.3)	$308	$670	(54.0)

Per share data and shares outstanding:
Basic net income per share (1)	$0.08	$0.19	(57.9)%	$0.17	$0.37	(54.1)%
Diluted net income per share (1)	0.07	0.18	(61.1)	0.17	0.36	(52.8)
Book value at period end	9.32	8.68	7.4	9.32	8.68	7.4

Weighted average number of common shares outstanding (000’s):
Basic	1,790.2	1,790.0	0.0%	1,789.8	1,789.8	—%
Diluted	1,829.2	1,868.5	(2.1)	1,842.8	1,859.9	(0.9)
Shares outstanding at period end	1,790.2	1,790.0	0.0	1,790.2	1,790.0	0.0

	June 30, 2007	December 31, 2006
			Change
Balance sheet data
Total assets	$229,675	$207,136	10.9%
Loans receivable	179,074	159,427	12.3
Allowance for loan losses	1,861	1,704	9.2
Other interest-earning assets	34,287	32,116	6.8
Total deposits	187,786	172,285	9.0
Borrowings	24,248	17,500	38.6
Shareholders’ equity	16,681	16,453	1.4

	Three months ended June 30,		Six months ended June 30,
	2007	2006	2007	2006
Selected performance ratios:
Return on average assets (2)	0.25%	0.78%	0.29%	0.76%
Return on average stockholders’ equity (2)	3.32	8.78	3.74	8.67
Net interest margin (2)(3)	3.71	3.94	3.71	3.83
Net interest spread (2)(4)	3.19	3.40	3.19	3.32
Noninterest income as a % of total revenue	18.9	23.3	21.8	24.3
Noninterest income as a % of average assets (2)	0.8	1.1	1.0	1.2
Efficiency ratio (5)	88.13	79.03	86.83	78.63
Noninterest expense as a % of average assets (2)	3.8	3.8	3.8	3.7

	June 30, 2007	December 31, 2006

Asset quality ratios (at period end):
Nonperforming assets to period-end loans (6)	0.08%	0.22%
Allowance for loan losses to period-end loans	1.04	1.07
Allowance for loan losses to total assets	1.04	1.07
Net loan charge-offs to average loans outstanding (2)	0.01	0.03

Oak Ridge Financial Services, Inc.

Financial Highlights (dollars in thousands, except share and per share data)

(Unaudited)

	Three months ended June 30,		Change	Six months ended June 30,		Change
	2007	2006		2007	2006
Total Revenue
Net interest income	$1,859	$1,631	14.0%	$3,634	$3,151	15.3%

Fees and other revenue:
Customer service and other fees	126	68	85.3	245	167	46.7
Mortgage loan origination fees	119	77	54.5	223	147	51.7
Investment and insurance commissions	238	230	3.5	380	464	(18.1)
Trading loss	(235)	—	n/a	(146)	—	n/a
Income from bank owned life insurance	39	39	—	78	77	1.3
Fee income from accounts receivable financing	93	44	111.4	132	88	50.0
Other	53	38	39.5	100	66	51.5

Total noninterest income	433	496	(12.7)	1,012	1,009	0.3

Total revenue	$2,292	$2,127	7.8	$4,646	$4,160	11.7

	Three months ended June 30,		Change	Six months ended June 30,		Change
	2007	2006		2007	2006
Noninterest Expense
Salaries and employee benefits	$1,161	$917	26.6%	$2,253	$1,786	26.1%
Occupancy expense	118	122	(3.3)%	246	245	0.4
Equipment expense	129	120	7.5%	262	245	6.9
Data and items processing	61	59	3.4	134	120	11.7
Professional and advertising expenses	229	228	0.4	448	467	(4.1)
Stationary and supplies	64	45	42.2	108	84	28.6
Telecommunications expense	47	39	20.5	109	72	51.4
Other	211	151	39.7	474	252	88.1

Total noninterest expense	$2,020	$1,681	20.2	$4,034	$3,271	23.3

	Three months ended June 30,		Change	Six months ended June 30,		Change
	2007	2006		2007	2006
Average Balances
Total assets	$215,606	$177,255	21.6%	$211,340	$176,670	19.6%
Loans receivable	173,568	133,045	30.5	169,137	131,906	28.2
Allowance for loan losses	1,812	1,543	17.4	1,770	1,498	18.2
Other interest-earning assets	27,205	33,073	(17.7)	28,310	33,785	(16.2)
Total deposits	175,472	144,277	21.6	175,662	143,825	22.1
Borrowings	19,782	16,211	22.0	18,051	16,223	11.3
Shareholders’ equity	16,425	15,672	4.8	16,587	15,577	6.5

(1)	Computed based on the weighted average number of shares outstanding during each period.
(2)	Ratios for the three- and six-month periods ended June 30, 2007 and 2006 are presented on an annualized basis.
(3)	Net interest margin is net interest income divided by average interest earning assets.
(4)	Net interest spread is the difference between the average yield on interest earning assets and the average cost of interest bearing liabilities.
(5)	Efficiency ratio is noninterest expense divided by the sum of net interest income and noninterest income.
(6)	Nonperforming assets consist of non-accruing loans, restructured loans and foreclosed assets, where applicable.